                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            DIGITAL LINK CORPORATION
                                       AT
                              $10.30 NET PER SHARE
                                       BY
                                   DLZ CORP.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 15, 1999 UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 3, 1999, BY AND BETWEEN DLZ CORP. ("PURCHASER") AND DIGITAL LINK CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK, NO PAR VALUE, WHICH, TOGETHER WITH THE 4,034,687 SHARES (NOT INCLUDING SHARES ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS) BENEFICIALLY OWNED BY PURCHASER AND THE GUPTA INVESTORS (AS DEFINED HEREIN) ON THE DATE OF PURCHASE, WOULD CONSTITUTE NOT LESS THAN 90% OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--SECTION 11. CERTAIN CONDITIONS OF THE OFFER."

    THE BOARD OF DIRECTORS OF THE COMPANY, ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS NOT AFFILIATED WITH PURCHASER, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE OFFER AND THE MERGER, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE OFFER AND THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares" or
(2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares."

    Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") at its respective address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

September 10, 1999

                               TABLE OF CONTENTS

INTRODUCTION..........................................................................          1

SPECIAL FACTORS.......................................................................          4
           1. Background of the Offer.................................................          4
           2. Purpose and Structure of the Offer and the Merger; Plans for the
           Company....................................................................          6
           3. Interests of Certain Persons in the Offer and the Merger................          8
           4. Fairness of the Offer and the Merger....................................          8
           5. The Merger Agreement....................................................          9
           6. Certain United States Federal Income Tax Consequences...................         15
           7. Dissenters' Rights......................................................         16

THE TENDER OFFER......................................................................         17
           1. Terms of the Offer......................................................         17
           2. Acceptance for Payment and Payment for Shares...........................         18
           3. Procedure for Tendering Shares..........................................         20
           4. Withdrawal Rights.......................................................         22
           5. Price Range of Shares; Dividends........................................         23
           6. Certain Information Concerning the Company..............................         23
           7. Certain Information Concerning Purchaser and the Gupta Family...........         31
           8. Source and Amount of Funds..............................................         33
           9. Dividends and Distributions.............................................         34
           10. Certain Effects of the Transaction.....................................         35
           11. Certain Conditions of the Offer........................................         37
           12. Certain Regulatory and Legal Matters...................................         39
           13. Fees and Expenses......................................................         41
           14. Miscellaneous..........................................................         41

SCHEDULE I--Fairness Opinion of Sutter Securities Incorporated........................        I-1
SCHEDULE II--Information Concerning the Sole Director and Sole Executive Officer of
  Purchaser and Certain Members of the Gupta Family...................................       II-1
SCHEDULE III--Interests of Purchaser and the Gupta Family in the Company..............      III-1
SCHEDULE IV--Chapter 13 of the California General Corporation Law.....................       IV-1

To the Holders of Common Stock of
DIGITAL LINK CORPORATION:

                                  INTRODUCTION

    DLZ Corp., a California corporation ("Purchaser"), hereby offers to purchase any and all shares (the "Shares") of common stock, no par value, of Digital Link Corporation, a California corporation (the "Company"), at a price of $10.30 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," as amended from time to time, and the Offer to Purchase, as it may be amended from time to time, together constitute the "Offer").

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement"), between Purchaser and the Company. Under the terms of the Merger Agreement, if the Minimum Condition is satisfied, following the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law (the "CGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company (the "Surviving Corporation") surviving the Merger. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by shareholders who properly exercise their appraisal rights in accordance with the CGCL (the "Dissenting Shares") and Shares owned by Purchaser) will be converted, by virtue of the Merger and without any action on the part of the Company, into the right to receive the Offer Price in cash (the "Merger Consideration"), without interest thereon. The Merger is subject to a number of conditions as described under "Special Factors--Section 5. The Merger Agreement." If the Minimum Condition is not satisfied, the Offer will be withdrawn without the purchase of any Shares, Purchaser and the Gupta Family (as defined below) will dispose of that number of Shares necessary to reduce their beneficial ownership below 50% of the outstanding Shares and the Merger will be accomplished by a long-form merger, which will require a proxy solicitation, a special meeting of shareholders and the affirmative vote of a majority of the outstanding Shares. A significantly longer period of time will be required to effect a long-form merger than the Offer and the short-form merger. By virtue of their Share ownership, Purchaser and the Gupta Investors (as defined below) may effectively have the ability to assure the approval of a long-form merger.

    Purchaser was formed by Vinita Gupta, Chairman of the Board, President and Chief Executive Officer of the Company, in connection with an acquisition of the Company. Vinita Gupta is the sole director, executive officer and shareholder of Purchaser. Vinita Gupta and her husband, Narendra K. Gupta, as trustees of the Narendra and Vinita Gupta Living Trust and Vinita Gupta, Narendra Gupta and Kalyan Dutta, as trustees for the Gupta Children's Trust Agreement for Vinita and Narendra Gupta's minor children, and Vinita Gupta, as custodian for each of her two minor children (collectively, the "Gupta Investors") beneficially own 4,034,687 shares (not including shares issuable upon exercise of outstanding Options). The Gupta Investors together with the Narendra and Vinta Gupta Foundation (the "Gupta Foundation") are collectively referred to as the Gupta Family and beneficially own 4,054,687 Shares, which constituted approximately 50.6% of the outstanding Shares as of September 9, 1999. The members of the Gupta Investors and the Gupta Family may be construed as a group within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The Board acting on the unanimous recommendation of a special committee of independent directors not affiliated with the Purchaser (the "Special Committee") has approved and adopted the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger, has determined that the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger are fair and in the best interests of the Company and the shareholders of the Company, and recommends acceptance of the offer by the shareholders of the Company. The factors considered by the Board and the Special Committee to approve the Offer and the Merger and to recommend that the shareholders of the Company accept the Offer and tender their Shares are described in the Company's Schedule 14D-9, which is being mailed to shareholders of the Company herewith.

    Purchaser and the Gupta Investors believe the Offer is fair to the holders of Shares (other than the Purchaser and the Gupta Investors) for the reasons described below and under "Special Factors-- Section 4. Fairness of the Offer and the Merger." The Company's financial advisor, Dain Rauscher Wessels, ("DRW") has delivered to the Board and the Special Committee a written opinion, dated September 3, 1999, to the effect that, as of such date and based upon and subject to certain matters stated therein, the terms of the Offer and the Merger are fair, from a financial point of view, to the Company's shareholders. A copy of such opinion is contained in the Company's Schedule 14D-9 which is being mailed to the Company's shareholders herewith and should be read carefully in its entirety. Sutter Securities Incorporated ("Sutter Securities"), which has been retained by Purchaser, has rendered a written opinion to the effect that the Transaction (as defined therein), and the consideration to be paid in the Offer and Merger, is fair, from a financial point of view, to the Company's shareholders (other than Purchaser and the Gupta Investors). The fairness opinion of Sutter Securities was also furnished to the Special Committee and the Board. A copy of such opinion is set forth in Schedule I hereto and should be read carefully in its entirety. The opinion is described more fully under "Special Factors--Section 4. Fairness of the Offer and the Merger."

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares which, together with the 4,034,687 Shares (not including Shares issuable upon exercise of outstanding Options) beneficially owned by Purchaser and the Gupta Investors on the date of purchase, would constitute not less than 90% of the outstanding Shares on the date of purchase (the "Minimum Condition"). Based upon the 8,010,716 Shares outstanding as of September 9, 1999, assuming no other Shares are issued pursuant to the exercise of options or otherwise prior to the Effective Time and excluding Shares held by the Gupta Foundation (which will not be contributed to Purchaser), the number of Shares needed to be purchased pursuant to the Offer to satisfy the Minimum Condition would be 3,174,958. If other Shares are issued pursuant to the exercise of Options or otherwise or the number of Shares outstanding is adjusted, the number of Shares necessary to be purchased pursuant to the Offer to satisfy the Minimum Condition will change. The Offer is also subject to other terms and conditions which are contained in this Offer to Purchase. See "The Tender Offer-- Section 11. Certain Conditions of the Offer." Each shareholder should make its own determination as to whether to accept or reject the Offer.

    In the event the Minimum Condition is satisfied and Purchaser acquires Shares pursuant to the Offer, Purchaser is obligated under the Merger Agreement to effect the Merger and intends to fulfill that obligation pursuant to the short-form merger provisions of the CGCL, without prior notice to, or any action by, any other shareholder of the Company. See "Special Factors--Section 2. Purpose and Structure of the Offer and the Merger; Plans for the Company."

    Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In the event that the Minimum Condition is not satisfied, the Offer will be terminated without the acceptance for payment or payment for any Shares and the tendered Shares will be returned to shareholders pursuant to Rule 14e-1(c) under the Exchange Act. Purchaser and the Gupta Family will then dispose of that number of Shares necessary to reduce Purchaser's and the Gupta Family holdings to less than 50% of the outstanding Shares. In the event that the Offer is terminated without the purchase of Shares, Purchaser and the Gupta Investors will take all steps necessary to effect the Merger by means of a long-form merger in which the Purchaser will be merged with and into the Company and each Share (other than Shares held by shareholders who properly exercise their appraisal rights in accordance with the CGCL (the "Dissenting Shares") and Shares beneficially owned by Purchaser and the Gupta Investors) will be converted into the right to receive the Merger Consideration. The long-form merger will require a proxy solicitation, a special meeting of shareholders and the affirmative vote of a majority of the outstanding Shares. A significantly longer period of time will be required to effect a long-form merger than the Offer and the short-form merger. Purchaser and the Gupta Investors may have the ability to assure the approval of the long-form merger. In the Merger Agreement, in the event the Offer is terminated and the Minimum Condition has not been satisfied, the Company has agreed to take all action necessary to convene a meeting of its shareholders (the "Company Shareholder Meeting") as soon as practicable after the expiration of the Offer for the purpose of voting on the approval of the Merger Agreement. In light of any possible need to solicit the approval of the Merger Agreement by a vote of the shareholders of the Company, the Company, at Purchaser's request and in accordance with the terms of the Merger Agreement, is preparing a proxy statement (the "Proxy Statement") pursuant to which the approval of the shareholders of the Company of the Merger will be solicited in the event the Minimum Condition is not satisfied. See "Special Factors-- Section
5. The Merger Agreement."

    Purchaser intends to enter into a Subscription Agreement (the "Subscription Agreements") following the expiration of the Offer with each member of the Gupta Investors. Pursuant to the Subscription Agreements, the Gupta Investors, immediately prior to the Merger, will contribute to Purchaser Shares owned by such members in return for the common stock of Purchaser ("Purchaser Stock") which, when combined with the one share of Purchaser Stock already owned by Vinita Gupta, will constitute 100% of the outstanding common stock of Purchaser. The newly-issued shares of Purchaser Stock will be issued to the Gupta Investors in exchange for their Shares. See Schedule III with respect to beneficial ownership of Shares. The Subscription Agreements are more fully described in "Special Factors--Section 3. Interests of Certain Persons in the Offer and Merger."

    Purchaser is not offering to acquire the Options in the Offer. Pursuant to the Merger Agreement, to the extent permitted under the Company's 1992 Equity Incentive Plan (the "1992 Plan"), each Option outstanding under the 1992 Plan will at the Effective Time be converted into the right to receive, upon surrender of each option, an amount in cash equal to the amount by which the Merger Consideration exceeds the exercise price for such Option, such amount to be payable in accordance with the vesting schedule of such Option, less all taxes required to be withheld from such payments (such payments with respect to an Option to constitute "Option Spread Payments"). There are 1,394,694 Shares subject to Option under the 1992 Plan. The Company also has outstanding Options for 6,000 Shares under the 1986 Stock Option Plan (the "1986 Plan"), all of which are presently exercisable, and Options outstanding for 95,000 Shares under its 1994 Directors Stock Option Plan (the "Directors Plan"), of which Options with respect to 62,084 Shares are exercisable. The Purchaser intends, following termination of the Offer, to negotiate agreements with holders of Options under the 1986 Plan and the Directors Plan to provide for surrender of such Options upon the Effective Time in exchange for the Option Spread Payments. These Option Spread Payments would be due in full promptly following the Effective Time because all outstanding Options under the 1986 Plan and the Directors Plan would be fully vested at the Effective Time. The Company also has a 1993 Employee Stock Purchase Plan pursuant to which employees have Options to purchase Shares based on amounts that employees have determined to withhold from their compensation from the Company. The next date for exercise of Options under the 1993 Employee Stock Purchase Plan is October 31, 1999.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of the Harris Trust Company of New York (the "Depositary") and the Information Agent incurred in connection with the Offer. See "The Tender Offer--Section 13. Fees and Expenses."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER.

    The Company was formed by Vinita Gupta in 1985. The Company's initial public offering of Shares was completed in January 1994. Ms. Gupta retired as Chief Executive Officer of the Company in September 1996, but continued as a member of the Board.

    In October 1997, the Company suffered business reversals which continued through 1998. Competition in the market for the Company's products had intensified, resulting in declining average selling prices for its products, while at the same time demand from certain of the Company's large domestic carrier customers was less than expected. As a result, the Company's revenues declined 17% from 1997 to 1998 and its profitability declined significantly in 1998, as the Company incurred a net loss of $6.5 million.

    During this period, the Board considered various ways to increase shareholder value. In addition to internal development of its technology, this process included efforts to identify acquisition candidates.

    In February 1998, the Board accepted the resignation of its then Chief Executive Officer and asked Ms. Gupta to return as interim Chief Executive Officer while the Company undertook a search for a new Chief Executive Officer. Ms. Gupta served as interim Chief Executive Officer through 1998. When the Board determined in January 1999 that the Company had been unable to attract a suitable candidate for Chief Executive Officer, Ms. Gupta agreed to the Board's request to remain the Company's President and Chief Executive Officer on a full-time basis.

    From June 1998 through September 1998, the Company took a number of actions to reduce costs and return to profitability including two work force reductions and the cancellation of two major product lines. In order to allow Ms. Gupta to focus on strategy, research and development, marketing and sales, Stanley Kazmierczak was promoted to Vice President, Operations and assumed responsibility for Digital Link's operations on January 21, 1999. Mr. Kazmierczak had been Vice President, Finance and Administration and Chief Financial Officer and was an 11 year employee of the Company.

    On April 14, 1999, the Company announced its financial results for the quarter ended March 31, 1999, reporting net sales of $15,232,000, which represented a 5% increase over net sales for the quarter ended March 31, 1998, and net income of $912,000, which represented a 1,761% increase over net income for the quarter ended March 31, 1998. These financial results exceeded the expectations of financial analysts.

    Despite the Company's efforts:

    - The Company's stock price did not reflect on a sustained basis the improved operating results in the first quarter of 1999;

    - The average daily trading volume continued to be low; and

    - The Company continued to have limited institutional sponsorship and was receiving diminishing research attention from market analysts.

    Ms. Gupta, Narendra Gupta and Richard Alberding, three of the five members of the Board, met informally on April 29, 1999 to discuss the alternatives available to the Company. They discussed the Company's inability to hire and retain qualified personnel in light of the market performance of the Shares, including both the stock price and limited trading activity of the Shares. They discussed the limited prospects for improving market performance, given the failure of the market price of the Shares to reflect on a sustained basis the improved operating results in the first quarter of 1999. They also discussed whether the Company should consider a transaction in which shareholders other than the Gupta Investors would receive cash for their Shares (a "going-private transaction") and other strategies, such as the acquisition of the Company by a larger corporation within its industry. Mr. and Ms. Gupta indicated that they believed that a sale of the Company to a third party would be detrimental to implementation of the

Company's business plan and that in any event they would not consider a transaction in which their Shares were effectively sold.

    On May 21, 1999, Ms. Gupta, Mr. Gupta and Mr. Kazmierczak discussed the possibility of a going-private transaction.

    On May 28, 1999, Mr. Kazmierczak informed Ms. Gupta of his intention to resign from the Company. Mr. Kazmierczak indicated that he was leaving to join a start-up company because the languishing market price of the Shares prevented him from achieving gains from the Options he held. He emphasized his disappointment that, despite the Company's report of results of operations for the first quarter of 1999 significantly in excess of analyst expectations, the market price of the Shares on the Nasdaq National Market had not responded favorably. He also expressed frustration at the Company's inability to achieve any significant interest in the Shares from stock analysts and institutional investors.

    At a June 7, 1999 meeting of the Board, the directors again discussed the lack of market interest in the Shares and the Company's continued inability to hire and retain employees because of the performance of the Shares. Mr. Alberding indicated that a going-private transaction might be a viable alternative.

    On July 2, 1999, Ms. Gupta selected Latham & Watkins as counsel for the Purchaser.

    On July 12, 1999, Ms. Gupta and Mr. Gupta met with Mr. Alberding and Louis Golm, two of the three independent members of the Board. Counsel for the Purchaser also attended the meeting and described various types of going-private transactions.

    At a regularly scheduled Board meeting on August 9, 1999, Ms. Gupta discussed the possibility of making a proposal to the Company concerning a merger in which the holders of Shares other than the Gupta Investors would receive $10.05 in cash. The meeting was also attended by Fenwick & West LLP, counsel for the Company, and counsel for the Purchaser. During the discussion, Ms. Gupta indicated that the Gupta Family was not interested in any transaction which effectively involved the sale of Shares held by the Gupta Investors. Ms. Gupta indicated that any agreement with the Company would be subject to the approval of the directors of the Company other than Ms. and Mr. Gupta.

    After these discussions, the Board excused Ms. Gupta, Mr. Gupta and counsel for the Purchaser. The remaining members of the Board--Messrs. Alberding, Golm and Von Rump--determined to form the Special Committee to consider the Company's strategic alternatives and elected Mr. Alberding as chairman of the Special Committee. The Special Committee, with the advice of counsel for the Company, reviewed at length the members' fiduciary duties regarding the evaluation of any proposal from the Gupta Investors, and consideration of the alternatives of seeking to sell the Company to a third party and remaining a publicly held company. The Special Committee determined that a sale to a third party was not feasible given the Company's current situation and Ms. and Mr. Gupta's statement that they were not interested in any transaction which effectively involved the sale of the Shares held by the Gupta Investors. The Special Committee compared the feasibility of a going-private transaction with remaining as an independent, publicly-held entity. The Special Committee discussed possible structures for a potential going-private transaction. A determination was made to seek the advice of an independent financial adviser to assist the Special Committee.

    On August 13, 1999, the Special Committee engaged DRW as financial adviser to the Company. DRW was selected based upon its familiarity and expertise with the Company. DRW had served as one of the managing underwriters for the Company's initial public offering in early 1994.

    On August 6, 1999, the Purchaser engaged Sutter Securities to render a fairness opinion in the event that a going-private transaction was negotiated. Sutter Securities had no previous relationship with the Gupta Family or the Company.

    On August 23, 1999, DRW and Sutter Securities met with members of the Company's management to perform due diligence and discuss the Company's prospects. The Company's management provided DRW and Sutter Securities access to requested information. The same information was provided to each of DRW and Sutter Securities.

    The Special Committee held meetings with counsel for the Company and DRW on August 25, 27 and 31, 1999. During these meetings, DRW discussed the financial condition of the Company. On August 31, 1999, counsel for the Company reviewed in detail the status of the negotiations of the Merger Agreement. The Special Committee questioned counsel for the Company and DRW at length and gave instructions as to negotiating the terms of the Merger Agreement.

    Between August 30, 1999 and September 2, 1999, Ms. Gupta, counsel for the Purchaser, DRW and counsel for the Company negotiated the terms of the Merger Agreement. In particular, on August 31, 1999, the Special Committee discussed with DRW the possibility of receiving a proposal of $10.05 per share from the Gupta Investors. The Special Committee instructed counsel for the Company and its financial adviser to negotiate a price per share of $10.30 per Share. As a result of negotiations between counsel for the Purchaser and counsel for the Company, the Agreement was also revised substantially to reflect the comments of the Special Committee.

    On September 2, 1999, Purchaser and the Gupta Investors delivered to the Special Committee a proposed final form of Merger Agreement and Sutter Securities' fairness opinion. The directors were again advised of their fiduciary duties by counsel for the Company, and DRW made a financial presentation concerning the terms of the Offer and Merger. DRW also delivered its oral opinion that the $10.30 per Share cash consideration to be received in the transactions contemplated by the Merger Agreement was fair, from a financial point of view, to the holders of Shares. The Special Committee reviewed the final terms of the Merger Agreement and the reasons the Special Committee was recommending approval of the Merger Agreement. The Special Committee, and the Board (excluding Ms. Gupta and Mr. Gupta) acting on the unanimous recommendation of the Special Committee, then approved and adopted the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger, determined that the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger are fair and in the best interests of the Company and the shareholders of the Company, and recommended acceptance of the Offer by the shareholders of the Company. The Merger Agreement was executed on September 3, 1999.

    On the morning of September 3, 1999, the Company issued a press release, the text of which is attached as an exhibit the Schedule 14D-9, a copy of which is being mailed herewith.

2.  PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    STRUCTURE AND PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable the Gupta Investors to acquire the entire public equity interest of the Company. Upon consummation of the Merger, the Company will be wholly-owned by the Gupta Investors. The acquisition of the public equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order, as promptly as possible, to provide the shareholders of the Company other than the Gupta Investors with cash for all their Shares and to transfer all equity interests of the Company to the Gupta Investors.

    Following the Offer, Purchaser intends to acquire any remaining Shares not acquired in the Offer by consummating the Merger. If the Minimum Condition is satisfied, Purchaser will have the ability to approve and adopt the Merger Agreement without the affirmative vote of any other shareholder of the Company and intends to consummate the Merger as a short-form merger pursuant to the CGCL. Under such circumstances, neither the approval of any holder of Shares (other than Purchaser) nor the Board would be required.

    PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER. The Shares are currently traded on the Nasdaq National Market. See "The Tender Offer--Section
5. Price Range of Shares; Dividends." Following the consummation of the Offer and the Merger, it is the intention of Purchaser and the Gupta Investors to cause the Company to file an application to withdraw the Shares from listing on the Nasdaq National Market and to terminate the registration of the Shares under the Exchange Act. See "The Tender Offer-- Section 10. Certain Effects of the Transaction." In the event that the Shares are delisted from the Nasdaq National Market, there will be no publicly traded equity securities of the Company and the Company will no longer be required to file periodic reports with the Commission. See "The Tender Offer--Section 10. Certain Effects of the Transaction." If the Shares are not accepted for payment by Purchaser pursuant to the Offer, Purchaser and the Gupta Investors will take all steps necessary to effect the Merger by means of a long-form merger, after which Purchaser and the Gupta Investors intend to cause the Company to file an application to withdraw the Shares from listing on the Nasdaq National Market and to terminate the registration of the Shares under the Exchange Act.

    As a result of the Offer, Purchaser's percentage interest in the Company's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, the interest of the Gupta Investors in such items and in the Company's equity generally will increase to 100% and the Gupta Investors will be entitled to all the benefits of an increase in value and would be subject to the risks of a decrease in value of the Company. Subsequent to the Merger, current shareholders and Option holders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. Similarly, the shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

    Pursuant to the Merger Agreement, at the Effective Time, the officers of the Company will become the officers of the Surviving Corporation and Vinita Gupta, the only director of Purchaser will become the director of the Surviving Corporation. It is expected that, following the Effective Time, Narendra Gupta will be elected as a director of the Surviving Corporation.

    Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In the event that the Minimum Condition is not satisfied, the Offer will be terminated without the acceptance for payment or payment for any Shares and the tendered Shares will be returned to Shareholders pursuant to Rule 14e-1(c) under the Exchange Act. Purchaser and the Gupta Family will then dispose of that number of Shares necessary to reduce Purchaser's and the Gupta Family holdings to less than 50% of the outstanding Shares. After the disposition of such Shares, Purchaser and the Gupta Investors will take all steps necessary to effect the Merger by means of a long-form merger in which the Purchaser will be merged with and into the Company and each Share (other than Dissenting Shares and Shares beneficially owned by Purchaser and the Gupta Investors) will be converted into the right to receive the Merger Consideration. The long-form Merger will require a proxy solicitation, a special meeting of shareholders and the affirmative vote of a majority of the outstanding Shares. A significantly longer period of time will be required to effect a long-form merger than the Offer and the short-form merger. Purchaser and the Gupta Investors may have the ability to assure the approval of the Merger. In the Merger Agreement, in the event the Offer is terminated and the Minimum Condition has not been satisfied, the Company has agreed to take all action necessary to convene the Company Shareholder Meeting as soon as practicable after the expiration of the Offer for the purpose of voting on the approval of the Merger Agreement. In light of any possible need to solicit the approval of the Merger Agreement by a vote of the shareholders of the Company, the Company, at Purchaser's request and in accordance with the terms of the Merger Agreement, is preparing the Proxy Statement pursuant to which the approval of the shareholders of the Company of the Merger will be solicited in the event the Minimum Condition is not satisfied. See "Special Factors--Section 5. The Merger Agreement."

    Except as otherwise described in this Offer to Purchase, Purchaser and the Gupta Family have no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the Board or management of the Company, including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Board or any change any material term of the employment contract of any executive officer;
(d) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (g) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

3.  INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

    In considering whether to tender Shares pursuant to the Offer, shareholders should be aware that certain members of the Company's management and Board have certain interests which are discussed below and which present them with actual or potential conflicts of interest in connection with the Offer and the Merger.

    Purchaser intends to enter into a Subscription Agreement following expiration of the Offer with each member of the Gupta Investors. Pursuant to the Subscription Agreements, the Gupta Investors, immediately prior to the Merger, would acquire Common Stock of the Purchaser which, when combined with the one share of Purchaser Stock already owned by Vinita Gupta, would constitute 100% of the Common Stock of the Purchaser outstanding. The newly-issued shares of Common Stock of the Purchaser would be issued to Gupta Investors in exchange for their Shares. The Gupta Family believes that, under applicable laws relating to private charitable foundations, the Gupta Foundation is unable to enter into a Subscription Agreement to contribute the 20,000 shares it owns due to its charitable purposes and the provisions of the Internal Revenue Code. See
Schedule III with respect to the Shares owned by Purchaser and the Gupta Family.

    As of Septebmer 9, 1999, Narendra Gupta held Options to purchase the number of Shares at the exercise prices listed in the table below:

                                                                               EXERCISE
                                                 OPTIONS    OPTIONS VESTED       PRICE
NAME                                           OUTSTANDING   AS OF 9/8/99      PER SHARE
---------------------------------------------  -----------  ---------------  -------------
Narendra Gupta...............................      10,000         10,000           15.125
                                                    5,000          4,792            21.25
                                                    5,000          3,542            18.25
                                                    5,000          2,292            25.75
                                                    5,000          1,042           3.5625

    Pursuant to the terms of the Directors Plan, the vesting of each Option outstanding under such plan at the Effective Time will accelerate and the Options will become fully vested.

4.  FAIRNESS OF THE OFFER AND THE MERGER.

    Purchaser and the Gupta Investors believe that the Transaction and the Merger Consideration is fair to the Company's shareholders other than Purchaser and the Gupta Investors. This belief is based upon (i) a written opinion of DRW, dated September 3, 1999, delivered to the Special Committee to the effect that, as of such date and based upon and subject to certain matters stated therein, the terms of the Offer and the Merger are fair, from a financial point to view, to the Company's shareholders and (ii) the opinion of Sutter Securities dated September 3, 1999, to the effect that, the Transaction, and the Merger Consideration, is fair, from a financial point of view, to the Company's shareholders (other than Purchaser and the Gupta Investors). A copy of DRW's opinion is contained in the Company's Schedule 14D-9 which is being mailed to the Company's shareholders herewith and should be read carefully in its entirety. A copy of Sutter Securities' opinion is set forth in Schedule I hereto and should be read carefully in its entirety. Each shareholder should make its own determination as to whether to accept or reject the Offer.

    Under an engagement letter, the Company has agreed to pay DRW a fee of $450,000 upon the rendering of its opinion. Payment of this fee to DRW is not contingent upon the closing of the Merger. In addition, the Company agreed to indemnify DRW against certain liabilities, including liabilities arising under the securities laws. The terms of the engagement letter, which the Special Committee believes are customary for transactions of this nature were negotiated at arms' length between the Special Committee and DRW, and the Board was aware of such fee arrangement at the time of its approval of the Merger Agreement.

    Purchaser has agreed to pay Sutter Securities a fee of $100,000 for rendering the fairness opinion described above. In addition, Purchaser has agreed to reimburse Sutter Securities for its reasonable out-of-pocket expenses (including legal fees) with respect to the services provided by Sutter Securities. Purchaser has agreed to indemnify and hold harmless Sutter Securities against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services provided by Sutter Securities.

    The Company is a technology company that depends on attracting and retaining key personnel to implement its business plan. Historically, stock option plan performance has been a crucial element in attracting and retaining key personnel in technology companies. Stock option plan performance for a publicly-held company is in turn based on market performance of a company's stock. Despite improved earnings, the market price of the Shares has not improved and key personnel, such as Mr. Kazmierczak, have left the Company to pursue start-up opportunities with perceived better equity incentives. The Gupta Investors believe that if the Company were privately held, the Company would be able to provide better equity incentives for employees. The Gupta Investors also believe that private company status would allow the Company more effectively to execute long term resource allocation and investment decisions and expand into other market segments, each of which would ultimately allow the Company to compete more favorably in the market for the Company's products. As a privately held company, the Company's management would be able to eliminate management time spent on matters related to the Company being public and could focus its efforts exclusively on the operation of the Company's business. The Gupta Family considered, but rejected, the possibility of a sale of the Company to a third party in which the Gupta family effectively sold its Shares.

5.  THE MERGER AGREEMENT.

    The following is a summary of the material terms of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule 14D-1 and the
Schedule 13E-3 filed by Purchaser and the Gupta Family, which exhibit is incorporated by reference herein.

    The Merger Agreement provides that following the satisfaction of the conditions described below under "Conditions to the Merger," at the Effective Time and in accordance with the CGCL, Purchaser will be merged with and into the Company. As a result of the Merger, all of the properties, rights, privileges and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

    At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Purchaser (i) each Share issued and outstanding immediately prior to the Effective Time and owned by Purchaser shall be canceled without payment of any consideration and shall cease to exist; (ii) each share of Common Stock, no par value per share, of Purchaser then outstanding will be converted into one share of Common Stock, no par value per share, of the Surviving Corporation; and (iii) each Share outstanding immediately prior to the Effective Time will, except as otherwise provided in (i) above and except for Shares held by shareholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights, if any, under the CGCL, be converted into the right to receive the Merger Consideration, without interest.

    THE OFFER. The Merger Agreement provides for the making of the Offer by Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "The Tender

Offer--Section 11. Certain Conditions of the Offer" of this Offer to Purchase. Purchaser has agreed that, without the written consent of the Company, it may not reduce the number of Shares subject to the Offer, reduce the Offer Price or extend the Offer if all of the conditions described in "The Tender Offer--
Section 11. Certain Conditions of the Offer" have been satisfied or waived. Purchaser has also agreed that it will not, without the consent of the Company, change the form of consideration payable in the Offer, amend, modify or add to the conditions described in "The Tender Offer--Section 11. Certain Conditions of the Offer", amend any other term of the Offer in a manner adverse to the holders of the Shares, or waive the Minimum Condition. Purchaser may, without the consent of the Company: extend the Offer if, at the scheduled expiration date of the Offer, any of the conditions described in "The Tender Offer-- Section 11. Certain Conditions of the Offer" have not been satisfied or waived until such time as such are satisfied or waived; extend the Offer for any period required by any statute, rule or regulation, and extend the Offer on one or more occasions for an aggregate of not more than 20 business days beyond the latest expiration date that would otherwise be permitted as set forth above in order to obtain Shares which, together with Shares held by Purchaser, constitute 90% of the outstanding Shares, provided, however, that (i) Purchaser shall extend the Offer up to 20 business days following its initial expiration upon the prior reasonable request by the Special Committee and (ii) Purchaser shall not extend the Offer beyond 20 business days following its initial expiration without the prior consent of the Special Committee. The conditions described in "The Tender Offer--Section 11. Certain Conditions of the Offer" of this Offer to Purchase are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

    Purchaser is not offering to acquire the Options in the Offer. Pursuant to the Merger Agreement, to the extent permitted under the Company's 1992 Plan, each Option outstanding under the 1992 Plan will at the Effective Time be converted into the right to receive, upon surrender of each Option, the Option Spread Payment. There are 1,394,694 Shares subject to Option under the 1992 Plan. The Company also has outstanding Options for 6,000 Shares under its 1986 Plan, all of which are presently exercisable and Options outstanding for 95,000 Shares under the Directors Plan, of which Options with respect to 62,084 Shares are exercisable. The Purchaser intends, following termination of the Offer, to negotiate agreements with holders of Options under the 1986 Plan and the Directors Plan to provide for surrender of such Options upon the Effective Time in exchange for the Option Spread Payments. These Option Spread Payments would be due in full promptly following the Effective Time because all outstanding Options under the 1986 Plan and the Directors Plan would be fully vested at the Effective Time. The Company also has a 1993 Employee Stock Purchase Plan pursuant to which employees have Options to purchase Shares based on amounts that employees have determined to withhold from their compensation from the Company. The next date for exercise of Options under the 1993 Employee Stock Purchase Plan is October 31, 1999.

    VOTE REQUIRED TO APPROVE THE MERGER. The CGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and generally by a majority of the holders of the Company's outstanding voting securities. The Board has adopted the unanimous recommendation of the Special Committee and has unanimously approved the Offer and the Merger. The CGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-term merger with that subsidiary without the action of the other shareholders of that subsidiary. Accordingly, if, as a result of the Offer or otherwise, Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer), Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company. If Shares are not purchased in the Offer and the short-form merger provisions of the CGCL are therefore not applicable, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser) in a long-form merger is required to approve the Merger.

    Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In the event that the Minimum Condition is not satisfied, the Offer will be terminated without the acceptance for payment or payment for any Shares and the tendered Shares will be returned to Shareholders pursuant to Rule 14e-1(c) under the Exchange Act. Purchaser and the Gupta Family will then dispose of that number of Shares necessary to reduce the aggregate of the Purchaser's and the Gupta Family holdings to less than 50% of the outstanding Shares. After the disposition of such Shares, Purchaser and the Gupta Investors will take all steps necessary to effect the Merger by means of a long-form merger in which the Purchaser will be merged with and into the Company and each Share (other than Dissenting Shares) and Shares beneficially owned by Purchaser and the Gupta Investors will be converted into the right to receive the Merger Consideration. The long-form Merger will require a proxy solicitation, a special meeting of shareholders and the affirmative vote of a majority of the outstanding Shares. A significantly longer period of time will be required to effect a long-form merger than the Offer and the short-form merger. Purchaser and the Gupta Investors may have the ability to assure the approval of the merger. In the Merger Agreement, in the event the Offer is terminated and the Minimum Condition has not been satisfied, the Company has agreed upon Purchaser's request, to take all action necessary to convene the Company Shareholder Meeting as soon as practicable after the expiration of the Offer for the purpose of voting on the approval of the Merger Agreement. In light of any possible need to solicit the approval of the Merger Agreement by a vote of the shareholders of the Company, the Company, at Purchaser's request and in accordance with the terms of the Merger Agreement, is preparing the Proxy Statement pursuant to which the approval of the shareholders of the Company of the Merger will be solicited in the event the Minimum Condition is not satisfied. The Merger Agreement further provides that the Company will cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time in connection with the Company Shareholder Meeting.

    RECOMMENDATION. The Company represents and warrants in the Merger Agreement that (i) the Board has authorized the Merger Agreement and the transactions contemplated thereby and (ii) the Company has received an opinion from Sutter Securities to the effect that, as of the date of the Merger Agreement, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

    CONDITIONS TO THE MERGER. The respective obligations of Purchaser and the Company to effect the Merger under the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Purchaser and the Company: (i) unless Shares have been purchased under the Offer if required by the CGCL, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with the CGCL; (ii) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement and which is in effect at the Effective Time; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and (iii) no statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal. The obligations of Purchaser to effect the Merger under the Merger Agreement are further subject to the satisfaction at or prior to the Effective Time of the conditions, unless waived by Purchaser, that (i) the Company's representations and warranties contained in the Merger Agreement shall be true and correct as of the closing unless the aggregate failure of such representations and warranties to be true and correct does not have a Material Adverse Effect (as defined below); (ii) the Company shall have performed and complied in all material respects with its obligations contained in the Merger Agreement required to be performed and complied with at or prior to the Effective Time unless the failure of such performance or compliance does not have a Material Adverse Effect (as defined below); (iii) there shall have been no change in the Special Committee's recommendation that the shareholders of the Company accept the Offer and approve the Merger; and (iv) the holders of not more than 15% of the Shares shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their Shares by virtue of the Merger. The obligations of the Company to effect the Merger under the Merger Agreement are further subject to the satisfaction at or prior to the Effective Time of the conditions, unless waived by the Company, that (i) Purchaser's representations and warranties contained in the Merger Agreement shall be true and correct in all material respects at the closing; and
(ii) Purchaser shall have performed and complied in all material respects with its obligations contained in the Merger Agreement that required to be performed and complied with at or prior to the Effective Time. The Merger Agreement defines "Material Adverse Effect" to mean a material adverse effect on the business, assets, financial condition or results of operation of the Company or on the ability of the Company or Purchaser to consummate the transactions contemplated by the Merger Agreement, or any event or events which, individually or in the aggregate, constitute or, with the passage of time, would constitute a Material Adverse Effect; provided, however, that there shall not be deemed a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by the Merger Agreement if such material adverse effect is caused by the action or inaction of Purchaser or Purchaser's affiliates and there shall not be deemed to be a material adverse effect on the business, assets, financial condition results of operations of the Company or on the ability of the Company to consummate the transactions contemplated by the Merger Agreement if such effect is proximately caused by Purchaser or Purchaser's affiliates to comply with the covenants set forth in the Merger Agreement.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the shareholders of the Company) prior to the Effective Time: (a) by mutual written consent of Purchaser and the Company; (b) by Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment and payment for the Shares in the Offer and such order, decree, ruling or other action is or shall have become nonappealable; (c) by either the Company or Purchaser if the Merger shall not have been consummated by the date which is 180 days from the date of the Merger Agreement (the "Outside Date"); provided that this right to terminate shall not be available to any party whose failure to fulfill any obligation or condition under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date and shall not be available to Purchaser if Purchaser has purchased Shares pursuant to the Offer; (d) by Purchaser if, prior to the earlier of (A) acceptance for payment of Shares pursuant to the Offer or (B) the closing, (i) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect, (ii) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect; (e) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Purchaser which has a material adverse effect on the consummation of the Offer or the Merger or (ii) there shall have been a material breach of any covenant or agreement on the part of Purchaser which has a material adverse effect on the consummation of the Offer or the Merger; (f) by Purchaser, prior to the purchase of Shares pursuant to the Offer, if (i) the Special Committee shall have withdrawn or adversely modified its recommendation of the Offer, the Merger or the Merger Agreement or the Special Committee, upon request of Purchaser, shall fail to reaffirm such approval or recommendation within five business dates after such request if an Acquisition Proposal (as defined below) is pending, or shall have resolved to do any of the foregoing; (ii) the Special Committee shall have recommended to the shareholders of the Company that they approve an Acquisition Proposal (as defined below) other than the transactions contemplated by this Agreement; (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 15% or more of the outstanding Shares is commenced (other than by Purchaser or an affiliate of Purchaser) and the Special Committee recommends that the shareholders of the Company tender their shares in such tender or exchange offer; (iv) for any reason the Company fails to call and hold the meeting of shareholders or (vi) if the Company or any of its representatives or agents who are not affiliates of Purchaser, shall willfully and materially breach the Company's obligations to cease pending discussions or entertain new proposals concerning an Acquisition Transaction (as defined below); or (g) by the Company, prior to the purchase of Shares pursuant to the Offer, if the Special Committee determines, on behalf of the Board of Directors, to accept a Superior Proposal (as defined below).

    If the Merger Agreement is terminated by Purchaser for any reason prior to the earlier of the purchase of Shares by Purchaser pursuant to the Offer or the Effective Date, other than a termination pursuant to clauses (a), (b), (c), (d) or (e) set forth above in this section on "Termination of Merger Agreement," the Company shall reimburse Purchaser for Purchaser's reasonable costs and expenses incurred by Purchaser in connection with the Offer, the Merger and the Merger Agreement. If the Merger Agreement is terminated pursuant to clauses (f) or (g) set forth above, the Company shall also pay to Purchaser the sum of $2,400,000.

    If the Merger Agreement is terminated for any of the above reasons, the Merger Agreement shall be of no further force or effect, except as otherwise set forth in the Merger Agreement. Additionally, any termination of the Merger Agreement shall not relieve any party from liability for any breach of the Merger Agreement.

    ACQUISITION TRANSACTIONS. Pursuant to the Merger Agreement, the Company has agreed to immediately cease any existing discussions or negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Transaction (as defined below).

    Unless and until the Merger Agreement has been terminated pursuant to the terms thereof, the Company and any of the Company's officers and directors shall not, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation any investment banker, attorney or accountant retained by the Company) not to take or cause, directly or indirectly, any of the following actions with any party other than Purchaser or Purchaser's designees: (i) solicit, encourage, initiate, participate in or otherwise facilitate any negotiations, inquiries or discussions with respect to any offer, indication or proposal (each of the foregoing, an "Acquisition Proposal") to acquire all or more than 15% of the Company's business, assets or capital shares whether by merger, consolidation, or other business combination, purchase of assets, reorganization, tender or exchange offer (each of the foregoing, an "Acquisition Transaction") or (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information.

    The Merger Agreement provides that, prior to the Effective Time, the Company may participate in discussions or negotiations with, and furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company to any Person, entity or group if such Person, entity or group has delivered to the Company, prior to the date of the Company's meeting of shareholders or action pursuant to the CGCL short-form merger provisions, as applicable, and in writing, an Acquisition Proposal which the Special Committee in its reasonable judgment determines if consummated would be more favorable, from a financial point of view, to the Company's shareholders than the transactions contemplated by the Merger Agreement, which determination shall be made only after the Special Committee (i) receives a written opinion of its legal counsel that the Special Committee would breach its fiduciary duties if it did not accept the Acquisition Proposal and (ii) a written opinion of the Company's financial adviser to the effect that the Acquisition Proposal is superior, from a financial point of view, to the Company's shareholders than the transactions contemplated by this Agreement (an Acquisition Proposal satisfying such conditions constituting a "Superior Proposal"). In the event the company receives a Superior Proposal, nothing contained in the Merger Agreement will prevent the

Special Committee from, on behalf of the Board of Directors, executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to the shareholders of the Company, if the Special Committee determines in accordance with the preceding sentence that its fiduciary duties require it to do so; in such case, the Special Committee may withdraw, modify, or refrain from makings its recommendation of the transactions contemplated by the Merger Agreement; provided, however, that the Special Committee shall (i) promptly notify Purchaser, and in any event within 24 hours, if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, indicating, in connection with such notice, the name of such person and the material terms of such Acquisition Proposal, (ii) provide Purchaser at least 48 hours prior written notice of the Special Committee's intention, on behalf of the Board to execute or enter into an agreement relating to such Superior Proposal and (iii) terminate this Agreement by written notice to Purchaser provided no sooner than 48 hours after Purchaser's receipt of a copy of such Superior Proposal.

    CONDUCT OF THE BUSINESS OF THE COMPANY. Pursuant to the Merger Agreement, the Company has agreed that it and its subsidiaries will use their best efforts to preserve intact their business organizations, to keep available the services of their operating personnel and to preserve the goodwill of those having business relationships with them, including, without limitation, suppliers. Except as contemplated by the Merger Agreement, until the Effective Time, the Board will not permit the Company or any of its subsidiaries to conduct its business and operations otherwise than in the ordinary and usual course of business consistent with past practice.

    OTHER AGREEMENTS OF THE COMPANY AND PURCHASER.

    In the Merger Agreement, Purchaser has agreed to cause (a) all rights to indemnification by the Company now existing in favor of the present and former directors of the Company as provided in the Company's articles of incorporation and bylaws, or rights of indemnification equivalent thereto and (b) limitations of liability in the Company's articles of incorporation, or limitations equivalent thereto, to survive the Merger and to continue in full force and effect in accordance with their terms.

    For six years after the Effective Time, Purchaser has agreed to cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors of the Company and its subsidiaries (each an "Indemnified Party") the full extent permitted by the Company's articles of incorporation, bylaws or indemnification agreements in effect at the date hereof provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

    REASONABLE EFFORTS. The Merger Agreement provides that, subject to the terms of the Merger Agreement, each of the parties thereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and shall use all reasonable efforts to satisfy the conditions to the transactions contemplated thereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by the Merger Agreement, including, but not limited to, filings to the extent required under the Exchange Act. Without limiting the generality of the foregoing, the Company and Purchaser will vigorously defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby.

    DIRECTORS AND OFFICERS. The director of Purchaser at the Effective Time shall be the director of the Surviving Corporation, to hold office subject to the articles of incorporation and bylaws of the Surviving Corporation, and until her successor is duly elected and qualified. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation until his or her successor is duly appointed and qualified.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains customary representations and warranties.

    ASSIGNMENT. The Merger Agreement provides that the Purchaser may assign its rights and obligations (including the right to purchase Shares in the Offer), in whole or in part, to any direct or indirect subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations under the Merger Agreement.

    PROCEDURE FOR AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement may be amended, modified or supplemented only by written agreement of Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein executed by duly authorized officers of the respective parties, except that (i) prior to the Effective Time, consent by the Company shall require the approval of the Special Committee and (ii) after the Effective Time, the price per Share to be paid pursuant to the Merger Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of the Shares in the Merger shall in no event be altered, and no other amendment which would adversely affect the holders of Shares shall be made, without the approval of the applicable holders.

    Any failure of Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Purchaser or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

6.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    TENDERING SHAREHOLDERS. The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). This summary does not, however, purport to be a complete analysis of all the potential tax effects of the Offer and the Merger. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders whose Shares are purchased pursuant to the Offer. The discussion does not purport to deal with all aspects of United States federal income taxation that may affect any particular holder in light of such holder's individual investment circumstances, and is not intended for certain types of holders subject to special treatment under the United States federal income tax law (E.G., holders of Shares in whose hands Shares are not capital assets, holders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, non-United States persons or persons who hold their Shares as part of a hedge, straddle, or conversion transaction).

    EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE

PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Code. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (I.E., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss generally will be capital gain or loss provided the Shares are a capital asset in the hands of the shareholders and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. If a holder exercises such holder's appraisal rights and receives an amount treated as interest for federal income tax purposes, such amount will be taxed as ordinary income.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the holder (a) fails to furnish such holder's social security number or tax payer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) is subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that such holder is not subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if and to the extent that it results in an overpayment of tax. Certain taxpayers are generally exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering holders of Shares may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See "The Tender Offer--Section 3. Procedure for Tendering Shares."

7.  DISSENTERS' RIGHTS.

    No appraisal rights are available in connection with Shares purchased in the Offer. If the Merger is consummated, however, shareholders of the Company may have certain rights under Chapter 13 of the CGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares converted into a right to cash in the Merger. If the Surviving Corporation and a dissenting shareholder agree that his or her Shares are Dissenting Shares and agree upon the fair market value of the Shares, then the dissenting shareholder is entitled to receive a cash payment equal to the agreed fair market value of the Shares and interest thereon at the legal rate on judgments from the date of such agreement. If, however, the Surviving Corporation denies that Shares are Dissenting Shares, or the Surviving Corporation and a dissenting shareholder fail to agree upon the fair market value of his or her Shares, then the dissenting shareholder may seek to have the applicable California superior court determine whether his or her Shares are Dissenting Shares or the fair market value of such Shares. If the status of such Shares as Dissenting Shares is in issue, the superior court shall determine that issue first, and if the fair market value of the Dissenting Shares is in issue, the superior court shall determine, or appoint one or more impartial appraisers to determine, the fair market value of such Shares. The fair market value shall be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a result of the transactions contemplated by the Merger Agreement. The value so determined could be more or less than the price per share to be paid in the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED

BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF CHAPTER 13 OF THE CGCL, ATTACHED HERETO AS SCHEDULE IV AND INCORPORATED BY REFERENCE HEREIN. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE CGCL.

                                THE TENDER OFFER

    1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with "The Tender Offer--Section 4. Withdrawal Rights" of this Offer to Purchase, as soon as legally permitted and practicable after the Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, October 15, 1999, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    In the Merger Agreement, Purchaser has agreed that it will not, without the consent of the Company, waive the Minimum Condition. Purchaser expressly reserves the right to modify the terms of the Offer, provided that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the number of Shares subject to the Offer, imposes additional conditions to the Offer, changes the expiration date of the Offer if upon the scheduled expiration date the Offer conditions have been satisfied or otherwise amends, adds or waives any term or condition of the Offer in any manner adverse to the holders of Shares.

    Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the Commission or any other governmental authority or agency applicable to the Offer, or (iii) extend the Offer on one or more occasions for an aggregate of not more than 20 business days beyond the expiration date that would otherwise be permitted under clauses (i) and (ii) of this sentence, provided, however, that (iv) Purchaser shall extend the Offer up to twenty business days following its initial expiration upon the prior reasonable request by the Special Committee and (v) Purchaser shall not extend the Offer beyond twenty business days following its initial expiration without the prior consent of the Special Committee.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. If any or all of such conditions are not satisfied, or if any or all of the other events set forth in "The Tender Offer-- Section 11. Certain Conditions of the Offer" shall have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) except as set forth above with respect to the Minimum Condition, waive or amend any or all of the unsatisfied conditions to the Offer to the extent permitted by applicable law and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, or (iii) subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, or extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

    Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory approval specified in "The Tender Offer--Section 12. Certain Regulatory and Legal Matters," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Section 11. Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, provided, however, that Purchaser may not waive the Minimum Condition without the prior written consent of the Company. Purchaser acknowledges that (i) Rule 14e-l(c) under the Exchange Act requires a bidder to pay the consideration offered or to return the securities tendered promptly after the termination or withdrawal of a tender offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Section 11. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable rules and regulations (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms thereof or the information concerning such tender offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials are being mailed to record holders of Shares whose names appear on the Company's shareholder list and are being furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with "The Tender Offer--Section 4. Withdrawal Rights" of this Offer to

Purchase, promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in "The Tender Offer--Section 11. Certain Conditions of the Offer" of this Offer to Purchase. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender Offer--Section 12. Certain Regulatory and Legal Matters" or in order to comply in whole or in part with applicable laws. Any such delay will be effected in compliance with Rule 14e-l(c) under the Exchange Act (which requires a bidder to pay the consideration offered or return the securities tendered promptly after the termination or withdrawal of a tender offer).

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a bidder to pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise withdrawal rights as described in Section 4 below.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered or accepted for payment, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

    VALID TENDER OF SHARES AND RIGHTS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a

Share is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate is not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signature(s) on such certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or such shareholder cannot deliver all required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

   (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days of the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 8, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by applicable rules and regulations.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer--Section 3. Procedure for Tendering Shares."

5.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and trade on the Nasdaq National Market under the symbol "DLNK." The following table sets forth for the quarterly fiscal periods ended March 31, June 30, September 30 and December 31 1997, 1998 and 1999, the closing high and low last sales prices per Share as reported by the Nasdaq National Market.

                                                                            HIGH        LOW
                                                                          ---------  ---------
1997:
  First Quarter.........................................................  $   24.25  $   12.50
  Second Quarter........................................................  $   21.75  $   13.75
  Third Quarter.........................................................  $  27.375  $  18.875
  Fourth Quarter........................................................  $   26.25  $   9.406

1998:
  First Quarter.........................................................  $   12.50  $    9.50
  Second Quarter........................................................  $  11.125  $   6.750
  Third Quarter.........................................................  $   7.656  $   3.750
  Fourth Quarter........................................................  $   5.688  $   3.234

1999:
  First Quarter.........................................................  $   8.813  $    5.00
  Second Quarter........................................................  $   8.125  $    6.25
  Third Quarter (through September 9, 1999).............................  $  11.125  $   7.125

    On September 2, 1999, the last full trading day before the first public announcement of the execution of the Merger Agreement, the closing price per Share as reported on the Nasdaq National Market was $8.188. On September 9, 1999, the last full trading day before the commencement of the Offer, the closing price per Share as reported on the Nasdaq National Market was $9.9375. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    Purchaser has been advised by the Company that the Company has never paid any cash dividends on the Shares.

6.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Purchaser and the Gupta Family do not assume any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser and the Gupta Family.

    GENERAL. The Company is a California corporation with its principal executive offices located at 217 Humboldt Court, Sunnyvale, California 94089. The Company's telephone number is (408) 745-6200. The Company designs, manufactures, markets and supports a broad range of digital wide-area network ("WAN") access products for global networks. The Company's products are used by service providers as infrastructure equipment and by business enterprises for connectivity to WAN services, such as leased lines, frame relay, Internet Protocol, Switched Multimegabit Data Service, Asynchronous Transfer Mode and Digital Subscriber Line. The Company's products allow local area network-based internetworking devices, such as routers and switches, to access WANs and also integrate data with digitized voice and video traffic for more efficient line utilization. The Company's products are used both in the customer premise equipment environment and in the networks of interexchange carriers, Internet service providers and telephone companies. The Company markets and sells its products in North America, Europe, South America and Asia primarily through its direct sales force, value-added resellers and original equipment manufacturers.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial data with respect to the Company excerpted or derived in part from financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                            DIGITAL LINK CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                            SIX MONTHS ENDED         YEAR ENDED
                                                                JUNE 30             DECEMBER 31
                                                          --------------------  --------------------
                                                            1999       1998       1998       1997
                                                          ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Net Sales...............................................  $  30,855  $  27,317  $  54,627  $  66,008
Cost of Sales...........................................     14,345     14,036     31,442     29,078
                                                          ---------  ---------  ---------  ---------
  Gross Profit..........................................     16,510     13,281     23,185     36,930
Expenses:
  Research and development..............................      5,185      6,389     12,580     11,005
  Selling, general and administrative...................      9,843      9,988     18,716     22,019
  Purchased in-process research and development and
    restructuring charges(1)(2).........................          0      2,299      4,805      3,651
                                                          ---------  ---------  ---------  ---------
  Total operating expenses..............................     15,028     18,676     36,101     36,675
                                                          ---------  ---------  ---------  ---------
  Operating Income (loss)...............................      1,482     (5,395)   (12,916)       255
Other income............................................        940      1,068      2,196      2,524
                                                          ---------  ---------  ---------  ---------
  Income (loss) before provision (benefit) for income
    taxes...............................................      2,422     (4,327)   (10,720)     2,779
Provision (benefit) for income taxes....................        605     (1,690)    (4,248)       847
                                                          ---------  ---------  ---------  ---------
  Net Income (Loss).....................................  $   1,817  $  (2,637) $  (6,472) $   1,932

PER SHARE DATA:
Net income (loss) per share (basic).....................  $    0.22  $   (0.28) $   (0.71) $    0.21
Shares used in computing per share amounts..............      8,178      9,403      9,176      9,249
Net income (loss) per share (diluted)...................  $    0.22  $   (0.28) $   (0.71) $    0.20
Shares used in computing per share amounts..............  $   8,260  $   9,403  $   9,176  $   9,600

                                                             AT                      AT
                                                    --------------------  ------------------------
                                                                           DECEMBER     DECEMBER
                                                    JUNE 30,   JUNE 30,       31,          31,
                                                      1999       1998        1998         1997
                                                    ---------  ---------  -----------  -----------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities......................................  $  36,200  $  37,236   $  34,730    $  42,429
Working capital...................................      7,796     24,961      22,135       28,901
Total assets......................................     53,754     61,443      54,906       66,056
Total shareholders' equity........................     43,196     52,175      45,366       57,334

------------------------

     (1) ACQUISITIONS:

         The Company incurred an expense of $2.3 million related to purchased research and development for which technological feasibility had not been achieved in the second quarter of 1998 related to the acquisition of Semaphore. Such in-process technology was valued, along with other acquired assets, using a discounted cash flow analysis with separate cash flow projections for existing and in-process technology. The value of in-process technology for which technological feasibility had not been established and for which there was no alternative use was expensed upon acquisition in accordance with Financial Accounting Standards ("FAS") No. 2, "Accounting for Research and Development Costs".

         The Company incurred an expense of $3.7 million related to purchased research and development for which technological feasibility had not been achieved in the third quarter of 1997 in connection with its acquisition of certain assets and in-process technology for $5 million in cash from Performance Telecom. Such in-process technology was valued, along with other acquired assets, using a discounted cash flow analysis with separate cash flow projections for existing and in-process technology. The value of in-process technology for which technological feasibility had not been established and for which there was no alternative use was expensed upon acquisition in accordance with FAS No. 2, "Accounting for Research and

     Development Costs." This technology was designed to enable network service providers to offer applications such as Internet access, interactive video services, remote data access and multimedia applications at multi-megabit-per-second speeds over standard voice-grade copper lines.

         The results attributable to the acquisition of the assets of Performance Telecom and Semaphore have been consolidated with the Company's results since September 30, 1997 and April 3, 1998, respectively.

         The following unaudited pro forma condensed combined results of operations information has been presented to give effect to the purchase of the Semaphore assets as if such transaction had occurred at the beginning of each of the periods presented. The historical results of operations have been adjusted to reflect additional depreciation and amortization expense based on the value allocated to assets acquired in the purchase. In-process research and development costs in the amount of $2,299,000, which were written off immediately after the purchase was completed, have been included in the results of both periods presented. The pro forma results of operations information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the beginning of the periods presented, nor is it indicative of future operating results.

            UNAUDITED PRO FORMA CONDENSED COMBINED RESULTS OF OPERATIONS
                    (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                     TWELVE MONTHS ENDED
                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1998       1997
                                                                                     ---------  ---------
Revenue............................................................................  $  55,113  $  69,992
Net loss...........................................................................     (7,857)    (3,345)
Earnings per share (Basic)
  Net loss per share...............................................................      (0.83)     (0.35)
  Shares used in per share calculation.............................................      9,467(a)     9,540(a)
Earnings per share (Diluted)
  Net loss per share...............................................................      (0.83)     (0.35)
  Shares used in per share calculation.............................................      9,467(a)     9,540(a)

         Shares used in pro forma earnings per share basic and diluted calculations for the twelve months ended December 31, 1998 are as follows (in thousands):

Shares issued in asset acquisition.............................................................        291(b)
Existing Shares................................................................................      9,176
                                                                                                 ---------
                                                                                                     9,467
                                                                                                 ---------

         Shares used in pro forma earnings per share basic and diluted calculations for the twelve months ended December 31, 1997 are as follows (in thousands):

Shares issued in asset acquisition.............................................................        291(b)
Existing shares................................................................................      9,249
                                                                                                 ---------
                                                                                                     9,540
                                                                                                 ---------

     -----------------------------------

     (a) Shares used in the per share calculation reflect Shares issued to Semaphore as if they were outstanding from the beginning of each period presented and existing Shares.

     (b) The number of shares issued was determined by dividing $3,200 by the volume-weighted average price per share (as reported by Bloomberg Financial Services) at which the Company's common stock traded on the five business days immediately preceding the execution of the asset sale agreement by the parties.

     (2) RESTRUCTURING CHARGES:

         The Company incurred an expense of $2.5 million in the third quarter of 1998 related to the termination of its DL7100 and VPN product lines, including termination of 25 project employees, abandonment of a leased facility and related fixed assets. Since the products included use of, or planned integration of, technologies and other assets acquired through the Company's acquisitions of Semaphore and Performance Telecom, the Company also evaluated those acquired assets, which had no alternative future use, for realizability. The restructuring expense of $2.5 million consisted primarily of severance costs of $500,000, legal and lease commitment costs of $500,000 and the write-off of goodwill and fixed assets of $1.5 million related to the aforementioned acquisitions. In addition to these costs the Company reflected $3.2 million of restructuring related costs in cost of sales for inventory write-downs and warranty reserves.

         All 25 project employees were notified of their termination severance benefits by September 30, 1998 and 84% of these benefits were actually paid by the end of December 1998. The Company's leased facility was exited in the first quarter of 1999. Remaining accrued restructuring charges amounted to $1.2 million as of December 31, 1998, primarily for legal product claims and warranty expenses associated with the termination of the aforementioned product lines.

    BOOK VALUE PER SHARE. The Company's book value per Share was $5.34 as of as of December 31, 1998 and $6.08 as of June 30, 1999.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                          CERTAIN FINANCIAL FORECASTS

    GENERAL. The financial forecast set forth below was derived from the Company's internal business plan. The financial forecast does not give effect to the Offer or the Merger and does not reflect any benefits that might be realized by the Company upon consummation of the Merger. Copies of the projections were provided to each of DRW and Sutter Securities in connection with their engagements by the Company or Purchaser.

    CERTAIN IMPORTANT CAVEATS AND LIMITATIONS. Financial forecasts involve estimates as to the future that, notwithstanding the fact that they are presented with numeric specificity, may or may not prove to be accurate. The financial forecast set forth below reflects numerous assumptions as to industry performance, general business and economic conditions, regulatory and legal requirements, taxes and other matters, many of which are beyond the control of the Company. Similarly, the financial forecast assumes certain future business decisions which are subject to change. Moreover, PricewaterhouseCoopers LLP, independent auditors for the Company, have not examined, compiled or applied agreed-upon procedures to the financial forecast set forth below and, consequently, assume no responsibility therefor.

    THERE CAN BE NO ASSURANCE THAT THE RESULTS PREDICTED BY THE FINANCIAL FORECAST SET FORTH BELOW WILL BE REALIZED. ACTUAL RESULTS WILL VARY FROM THOSE REPRESENTED BY THE FINANCIAL FORECAST, AND THOSE VARIATIONS MAY BE MATERIAL. THE INCLUSION OF THE FINANCIAL FORECAST SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE FORECASTED RESULTS WILL BE ACHIEVED. RECIPIENTS OF THIS OFFER TO PURCHASE ARE CAUTIONED TO CONSIDER CAREFULLY THE FOREGOING AND THE ASSUMPTIONS SET FORTH BELOW WHILE REVIEWING THE FINANCIAL FORECAST. IN ADDITION, EXCEPT AS NOTED ABOVE, THE COMPANY HAS NOT UPDATED THE FORECAST TO REFLECT DEVELOPMENTS OCCURRING AFTER AUGUST 23, 1999, THE DATE THE FORECAST WAS PREPARED. THE COMPANY DOES NOT INTEND TO UPDATE OR PUBLICLY REVISE THE FORECAST.

                       SUMMARY OF SIGNIFICANT ASSUMPTIONS
                           FOR THE FINANCIAL FORECAST

    1.  Summary of Significant Assumptions for the Financial Forecast.

       (a) The financial forecast assumes that, during all relevant time periods, (1) the Company does not obtain additional sources of financing and (2) the Company has sufficient cash for working capital and other purposes and (3) will have interest income of approximately $2 million annually.

       (b) The financial forecast assumes revenue growth at a rate of 17.2%, 12.5%, 15.3%, 10.0%, and 10.0% in each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

       (c) The financial forecast assumes gross margin to be 54% of net sales in each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

       (d) The financial forecast assumes research and development expenditures to be approximately 17% of net sales in each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

       (e) The financial forecast assumes selling, general and administrative expense as a percentage of net sales is assumed to be 30.6%, 29.2%, 28.4%, 28.0% and 27.5% in each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

       (f) The financial forecast assumes income taxes at an effective tax rate to be 25%, 25%, 34%, 34% and 34% in each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively, and all tax expense is assumed to have been paid in the year in which it is due.

       (g) The financial forecast assumes no significant impact of Y2K slow down on the Company's customer base, which may adversely impact the revenues in the fourth quarter of 1999.

       (h) The financial forecast assumes maintaining a book to bill ratio in a fiscal year of at least one.

       (i) The financial forecast assumes the Company's business with its carrier customers continuing at current levels. As in the past, the Company's carrier business has limited visibility.

       (j) The financial forecast does not include any new products that the Company may conceive and elect to develop in the future.

       (k) The financial forecast assumes price reductions in the Company's products over a period of time.

                             INCOME STATEMENT DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              1999       2000       2001       2002        2003
                                                            ---------  ---------  ---------  ---------  ----------
Net Sales.................................................  $  64,000  $  72,000  $  83,000  $  91,300  $  100,430
Cost of sales.............................................     29,300     33,120     38,180     41,998      46,198
                                                            ---------  ---------  ---------  ---------  ----------
  Gross profit............................................     34,700     38,880     44,820     49,302      54,232
Operating expenses:
  Research and development................................     10,900     12,000     14,200     15,521      17,073
  Sales, general and administrative.......................     19,600     21,000     23,600     25,564      27,618
                                                            ---------  ---------  ---------  ---------  ----------
    Total operating expense...............................     30,500     33,000     37,800     41,085      44,691
                                                            ---------  ---------  ---------  ---------  ----------
      Operating income....................................      4,200      5,880      7,020      8,217       9,541
Other income:
  Interest/other income (expense).........................      2,016      2,000      2,000      2,000       2,000
                                                            ---------  ---------  ---------  ---------  ----------
    Total other income....................................      2,016      2,000      2,000      2,000       2,000
                                                            ---------  ---------  ---------  ---------  ----------
      Pretax income.......................................      6,216      7,880      9,020     10,217      11,541
      Income taxes........................................      1,554      1,970      3,067      3,474       3,924
                                                            ---------  ---------  ---------  ---------  ----------
        Net income........................................  $   4,662  $   5,910  $   5,953  $   6,743  $    7,617
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
  Weighted Average Shares outstanding.....................      8,011      8,011      8,011      8,011       8,011
  Earnings per share......................................  $    1.58  $    0.73  $    0.74  $    0.84  $     0.95
    Effective Tax Rate....................................      25.00%     25.00%     34.00%     34.00%      34.00%
Depreciation and amortization.............................  $   1,656  $   1,556  $   1,400  $   1,300  $    1,200
Earnings before interest, taxes, depreciation and
  amortization............................................  $   5,856  $   7,436  $   8,420  $   9,517  $   10,741

                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                                     DECEMBER 31,
                                                 -----------------------------------------------------
                                                   1999       2000       2001       2002       2003
                                                 ---------  ---------  ---------  ---------  ---------
ASSETS
  Cash.........................................  $   7,867  $  13,777  $  19,730  $  25,489  $  31,830
  Accounts receivable, net.....................      6,488      7,299      8,414      9,257     10,182
  Inventories..................................      3,800      3,800      3,800      4,200      4,620
  Prepaid expenses.............................      1,000      1,000      1,000      1,000      1,000
  Deferred Taxes...............................      3,069      3,069      3,069      3,000      3,000
  Short term marketable securities.............
                                                 ---------  ---------  ---------  ---------  ---------
    Total current assets.......................     22,223     28,944     36,012     42,945     50,632
  Plant, property and equipment (gross)........      9,291     10,947     12,447     13,947     15,447
  Accumulated depreciation.....................      6,991      8,547      9,947     11,247     12,447
                                                 ---------  ---------  ---------  ---------  ---------
    Net property, plant & equipment............      2,300      2,400      2,500      2,700      3,000
                                                 ---------  ---------  ---------  ---------  ---------
  Other assets.................................      1,938      1,938      1,938      1,938      1,938
  Long term investments........................     31,179     31,179     31,179     31,179     31,179
                                                 ---------  ---------  ---------  ---------  ---------
      Total Assets.............................  $  57,640  $  64,460  $  71,629  $  78,762  $  86,748
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
LIABILITIES & EQUITY
  Accounts payable.............................  $   3,049  $   3,710  $   4,175  $   4,565  $   4,185
  Accrued payroll..............................      2,800      2,800      2,800      2,800      2,800
  Accrued liabilities..........................      5,000      5,000      5,500      5,500      6,000
  Income tax payable...........................        750      1,000      1,250      1,250      1,500
                                                 ---------  ---------  ---------  ---------  ---------
    Total current liabilities..................     11,599     12,510     13,725     14,115     14,485
  Common stock.................................     31,069     31,069     31,069     31,069     31,069
  Retained earnings............................     14,972     20,882     26,835     33,578     41,195
                                                 ---------  ---------  ---------  ---------  ---------
    Total shareholders' equity.................     46,040     51,950     57,904     64,647     72,264
                                                 ---------  ---------  ---------  ---------  ---------
      Total liabilities & equity...............  $  57,640  $  64,460  $  71,629  $  78,762  $  86,748
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                1999       2000       2001       2002       2003
                                                              ---------  ---------  ---------  ---------  ---------
OPERATING ACTIVITIES
Net income..................................................  $   4,662  $   5,910  $   5,953  $   6,743  $   7,617
Adjustments to reconcile net income to
  Depreciation and amortization.............................      1,656      1,556      1,400      1,300      1,200
  Changes in working capital:
    Accounts receivable.....................................     (1,721)      (811)    (1,115)      (843)      (926)
    Inventories.............................................        506         --         --       (400)      (420)
    Prepaid expenses........................................         (2)        --         --         --         --
    Deferred taxes..........................................      2,501         --         --         69         --
    Accounts payable........................................        684        661        465        390       (380)
    Accrued liabilities.....................................        868         --        500         --        500
    Income taxes payable....................................        507        250        250         --        250
                                                              ---------  ---------  ---------  ---------  ---------
      Net cash from operations..............................  $   9,661  $   7,566  $   7,453  $   7,259  $   7,841

INVESTING ACTIVITIES
    Short term marketable securities........................     15,738         --         --         --         --
    Long term investments and other assets..................    (10,530)        --         --         --         --
    Other Assets............................................     (1,938)        --         --         --         --
    Capital expenditures....................................     (1,374)    (1,656)    (1,500)    (1,500)    (1,500)
                                                              ---------  ---------  ---------  ---------  ---------
      Net cash from investing...............................  $   1,897  $  (1,656) $  (1,500) $  (1,500) $  (1,500)

FINANCING ACTIVITIES
    Revolver................................................         --         --         --         --         --
    Long term debt..........................................         --         --         --         --         --
    Stock, net..............................................     (3,987)        --         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------
      Net cash from financing...............................  ($  3,987) $       0  $       0  $       0  $       0

Net change in cash..........................................      7,571      5,910      5,953      5,759      6,341
Cash, beginning of period...................................  $     296  $   7,867  $  13,777  $  19,730  $  25,489
                                                              ---------  ---------  ---------  ---------  ---------
  Cash, end of period.......................................      7,867     13,777     19,730     25,489     31,830
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Net change in cash..........................................      7,571      5,910      5,953      5,759      6,341
Cash, beginning of period...................................        296      7,867     13,777     19,730     25,489
                                                              ---------  ---------  ---------  ---------  ---------
  Cash, end of period.......................................  $   7,867  $  13,777  $  19,730  $  25,489  $  31,830
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

7.  CERTAIN INFORMATION CONCERNING PURCHASER AND THE GUPTA FAMILY.

    GENERAL. Purchaser is a California corporation organized in September 1999, at the direction of Vinita Gupta as described in "Special Factors--Section 1. Background of the Offer." Purchaser has never conducted any business operations. The principal executive offices of Purchaser are located at P.O. Box 620154, Woodside, California 94062-0154 and Purchaser's telephone number is (408) 745-4550. It is not anticipated that Purchaser will have any significant assets or liabilities (other than those arising in connection with the Merger, including its financing) or engage in any activities other than those incident to Purchaser's formation and capitalization, the Merger and the arrangement of financing for the Merger. Vinita Gupta is currently the sole director, executive officer and stockholder of Purchaser. The name, business address, present principal occupation or employment, material occupations during the past five years and citizenship of Vinita Gupta, the sole director and sole executive officer of Purchaser and

Narendra Gupta, are set forth in Schedule II hereto. The relative equity interests of the members of the Gupta Family in Purchaser after the contribution of the Gupta Investors' Shares to Purchaser (and in the Company following the consummation of the Merger) are set forth in Schedule III.

    During the past five years neither Purchaser nor any members of the Gupta Family has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has Purchaser or such person been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

    OTHER INFORMATION.  Except as described in this Offer to Purchase and in
Schedule III hereto, (i) neither Purchaser nor any member of the Gupta Family or any associate or majority-owned subsidiary of Purchaser or any member of the Gupta Family, beneficially owns or has any right to acquire, directly or indirectly, any equity security of the Company and (ii) neither Purchaser nor, to the knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in any equity security of the Company during the past 60 days.

    Vinita Gupta is Chairman of the Board, Chief Executive Officer and President of the Company and Narendra Gupta is a director of the Company. Vinita Gupta and Narendra Gupta are married.

    Effective December 14, 1998, Vinita Gupta entered into an Executive Retention and Severance Agreement (the "Severance Agreement") with the Company. Pursuant to the Severance Agreement, in the event of a Termination Upon Change of Control (as defined below) of Ms. Gupta's employment with the Company, Ms. Gupta is entitled to (i) a lump sum payment in the amount of 100% of her annual salary of $250,000 and target bonus of $150,000; (ii) a bonus payment equal to Ms. Gupta's full target bonus prorated though the date of termination; (iii) all salary and accrued vacation earned through the date of termination; (iv) reimbursement of all expenses; (v) all benefits to which Ms. Gupta is entitled under the Company's benefits plans; and (vi) continued medical and welfare coverage for a period of twelve months after the date of termination. In addition, upon a Change of Control (as defined below), Ms. Gupta is entitled to acceleration of vesting of 100% of her outstanding Options or, at the Company's election, a cash payment equal to the difference between the aggregate exercise price of all unexercised Options and the value of consideration deliverable for an equivalent number of shares as a result of the change of control transaction. For the purposes of the Severance Agreement, "Termination Upon Change of Control" means (a) any termination of Ms. Gupta's employment by the Company without cause during the period commencing thirty days prior to the earlier of
(1) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control (as defined below) or (2) the date that the Company enters into a definitive agreement what would result in a Change of Control and ending six months after the Change of Control; or (b) any resignation by Ms. Gupta after the occurrence of any Change of Control. The Severance Agreement defines "Change of Control" to mean (a) any person other than employees of the Company becoming the beneficial owner of securities of the Company representing more than 50% of (x) the outstanding Shares or (y) the combined voting power of the then-outstanding securities; (b) the Company is a party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company's assets; (d) there occurs a change in the composition of the Board of Directors within a six month period, as a result of which fewer than a majority of the directors are incumbent directors; or (e) the dissolution or winding up of the Company. The Offer and the Merger will not constitute a Change of Control for the purposes of the Severance Agreement.

    In fiscal 1998, the Company paid $61,700 to lease office space from Integrated Systems, Inc., an entity that is approximately 20% owned by Narendra Gupta and of which Mr. Gupta is Chairman of the Board. Vinita Gupta is also a director of Integrated Systems, Inc. In fiscal 1996, the Company purchased $114,100 worth of software licenses and maintenance from Integrated Systems, Inc. In addition, in fiscal 1996, the Company purchased $243,691 worth of ASIC design services from Doctor Design, a subsidiary of Integrated Systems, Inc. Each of the above transactions were at rates that approximate the rates that would have been obtained in arms length transactions.

    Except as otherwise described in this Offer to Purchase, neither Purchaser nor any member of the Gupta Family has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1996, neither Purchaser nor any member of the Gupta Family has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the applicable rules and regulations of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between Purchaser or any member of the Gupta Family, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

8.  SOURCE AND AMOUNT OF FUNDS.

    Purchaser and the Gupta Family estimate that the total amount of funds required by Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and Merger will be approximately $43 million (which includes approximately $1.7 million for the payment of estimated costs and expenses).

    Purchaser has received a commitment letter dated September 9, 1999 (the "Bridge Loan Commitment Letter") from Comerica Bank--California ("Comerica"). Pursuant to the Bridge Loan Commitment Letter, Comerica has committed to provide Purchaser with a $43 million bridge loan (the "Bridge Loan"), subject to the terms and conditions stated in the Bridge Loan Commitment Letter. A copy of the Bridge Loan Commitment Letter is filed as an exhibit to the Schedule 14D-1 and the Schedule 13E-3, and is incorporated herein by reference.

    The Company has received a commitment letter dated August 31, 1999 (the "Permanent Loan Commitment Letter") from Comerica. Pursuant to the Permanent Loan Commitment Letter, Comerica has committed to provide the Surviving Corporation with a $4 million revolving accounts receivable line of credit (the "Revolving Line of Credit") and a $7 million term loan (the "Term Loan," and together with the Revolving Line of Credit collectively, the "Permanent Loans"), subject to the terms and conditions stated in the Permanent Loan Commitment Letter. A copy of the Permanent Loan Commitment Letter is filed as an exhibit to the Schedule 14D-1 and the Schedule 13E-3, and is incorporated herein by reference.

    In addition, the Gupta Family has extended to the Company a loan in the principal amount of $2 million (the "Gupta Family Loan"). Proceeds from the Gupta Family loan will initially be used to pay cash to existing Option holders as their Options become exercisable and as working capital.

    The closing of the Bridge Loan is subject to the satisfaction of the following conditions as well as other conditions customary for the closing of loan facilities: (i) the negotiation, execution and delivery of loan and security documentation reasonably satisfactory to Comerica and Purchaser; (ii) the Company will have unencumbered cash, cash equivalent or marketable securities with a market value of not less than $35 million, held at an institution acceptable to Comerica in its discretion; (iii) the establishment of an escrow arrangement with the Trust Department at Comerica to coordinate the timing of payments and the holding of shares tendered to Purchaser, which escrow arrangement shall be satisfactory to Purchaser and Comerica; (iv) the execution of a put agreement by Vinita Gupta to purchase 100% of the Bridge Loan from Comerica upon certain conditions including, without limitation, the failure to pay the Bridge Loan; and (v) the perfection of a lien on all assets of Purchaser which shall serve as collateral for the Bridge Loan (which shall, subject to compliance with margin regulations of the Federal Reserve Board, be all assets of Purchaser).

    The proceeds of the Bridge Loan will be available for use in the purchase of the Shares. The Bridge Loan will bear interest at a rate equal to the prime rate for Comerica. The documentation for the Bridge Loan will contain customary representations, warranties, covenants (including that while the Bridge Loan is outstanding, Purchaser will not pledge assets to any party other than Comerica, borrow or lend money or enter into guaranties or enter into any merger or acquisition other than the Merger), events of default and other provisions customary in loan documents.

    The Bridge Loan is to be repaid upon the closing of the Merger, but not later than two weeks after the submission with the State of the California of the certificate of merger for the Merger. The Purchaser anticipates that the Bridge Loan will be repaid with approximately $36 million of cash of the Surviving Corporation and with the proceeds of the Permanent Loans.

    The closing of the Permanent Loans is subject to the satisfaction of the following conditions as well as other conditions customary for the closing of loan facilities: (i) the negotiation, execution and delivery of loan and security documentation reasonably satisfactory to Comerica and Purchaser; (ii) a satisfactory accounts receivable and inventory audit by Comerica; (iii) satisfactory completion of a Y2K assessment of the Company by Comerica; (iv) the consummation of the Merger; (v) execution by Vinita Gupta of a guarantee of up to $2 million of the Permanent Loans until the Surviving Corporation meets certain conditions; and (vi) the perfection of a lien on all assets of the Surviving Corporation.

    The proceeds of the Revolving Line of Credit will be available for operating needs and letters of credit, and the proceeds of the Term Loan will be available to repay the Bridge Loan. The loans outstanding under the Revolving Line of Credit will bear interest at a rate equal to the prime rate for Comerica plus one percent, and the Term Loan will bear interest at a rate equal to the prime rate for Comerica plus one and one-half percent. As of September 9, 1999, the prime rate for Comerica was 8.25%. Documentation for the Permanent Loans will contain customary representations, warranties, financial covenants (including a quick ratio, a total liabilities to net worth ratio, a minimum tangible net worth, a funded debt to earnings before interest, taxes, depreciation and amortization ratio and a minimum cash flow), covenants (including restrictions on the granting of liens, the borrowing or lending of money, the execution of guarantees, mergers and acquisitions and the repurchase of stock or the payment of dividends), events of default and other provisions customary in loan documents.

    The Revolving Line of Credit will expire 364 days from the closing of the Offer and the principal amount of the Term Loan will be repaid in 48 equal monthly installments of principal commencing with the first day of the first calendar month which occurs at least 20 days after the Expiration Date. The Purchaser anticipates that the Permanents Loans will be repaid with internally generated funds of the Surviving Corporation.

9.  DIVIDENDS AND DISTRIBUTIONS.

    If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under "The Tender Offer--Section 11. Certain Conditions of the Offer," Purchaser, in its sole discretion, may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

    If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "The Tender Offer--Section 11. Certain Conditions of the Offer," (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

10. CERTAIN EFFECTS OF THE TRANSACTION.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of any remaining Shares held by the public. Moreover, under the Merger Agreement, if Purchaser purchases Shares in the Offer, Purchaser is obligated to effect the short-form merger. In the event the Merger is consummated, the Gupta Investors would own all of the outstanding Shares. At the Effective Time of the Merger, Vinita Gupta, the sole director of Purchaser, would become the sole director of the Surviving Corporation. It is expected that, following the Effective Time, Narendra Gupta would be elected as a director of the Surviving Corporation.

    MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. In the event that the Minimum Condition is satisfied, Purchaser is obligated pursuant to the Merger Agreement to conduct a short-form merger under the provisions of the CGCL, in which outstanding Shares not held by Purchaser will be converted into the Merger Consideration. In such an event, the Shares would not longer be listed on the Nasdaq National Market and the liquidity and market value of any remaining Shares would be adversely affected.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq National Market and may be delisted from the Nasdaq National Market. The published guidelines of the Nasdaq National Market indicate that the Nasdaq National Market would consider delisting the Shares if, among other things, (1) there should be fewer than two registered and active market makers providing quotations for the Shares; (2) the net tangible assets of the Company should fall below $2,000,000, and the market capitalization of the Company should fall below $35,000,000, and the net income of the Company should fall below $500,000 in the most recently completed fiscal year and in more than one of the last three most recently completed fiscal years; (3) the minimum bid price for Shares should fall below $1 per Share; (4) in the case of common stock, the number of round lot holders of Shares should fall below 300; (5) in the case of common stock, the number of publicly held Shares should fall below 500,000, or the aggregate market value of publicly held Shares should fall below $1,000,000. If the foregoing standards are not met, the Shares would no longer be admitted to quotation on the Nasdaq National Market. Moreover, under the Merger Agreement, if Purchaser purchases Shares in the Offer, Purchaser is obligated to effect the short-form merger.

    To the extent the Shares are delisted from the Nasdaq National Market, the market for the Shares could be adversely affected. If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors. Purchaser and the Gupta Family cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    Once the Offer is consummated, if permitted by the NASD and the Exchange Act, it is the intention of Purchaser to cause the Company to file applications to withdraw the Shares from listing on the Nasdaq National Market and to terminate the registration of the Shares under the Exchange Act. See "The Tender Offer--Section 10. Certain Effects of the Transaction." In the event that the Shares are delisted from the Nasdaq National Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. To the extent the Shares are delisted from the Nasdaq National Market, the market for the Shares could be adversely affected. Purchaser and the Gupta Family cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange," quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. It is the intention of Purchaser to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after completion of the Offer as the requirements for such termination are met.

    If public quotation and registration of the Shares is not terminated prior to the Merger, then the Shares will no longer by quoted and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if the security is no longer designated as qualified for trading in the national market system of Nasdaq.

11. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered pursuant to the Offer, and may terminate, or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of and payment for any Shares tendered if (i) the Minimum Condition shall not have been satisfied or (ii) at any time on or after September 3, 1999 and before the acceptance for payment of Shares, any of the following conditions exists:

    (a) there shall have been threatened, instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign (each, a "GOVERNMENTAL ENTITY"), or by any other person, domestic or foreign, before any court or Governmental Entity,
(i) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, including any such requirements under California law, in addition to those required by federal securities laws, in connection with the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or the consummation by Purchaser of the Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Purchaser or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries, or to compel the Company, Purchaser or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries; (iii) seeking to impose or confirm limitations on the ability of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders; (iv) seeking to require divestiture by Purchaser of any Shares; (v) seeking any material diminution in the benefits expected to be derived by Purchaser as a result of the transactions contemplated by the Offer or the Merger or any other similar business combination with the Company; (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the reasonable judgment of Purchaser, might materially adversely affect the Company or Purchaser or the value of the Shares; or (vii) which otherwise, in the reasonable judgment of Purchaser, is likely to materially adversely affect the business, operations (including, without limitation, results of operations), properties (including, without limitation, intangible properties), condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of either the Company or any of its subsidiaries or Purchaser;

    (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which, in the reasonable judgment of Purchaser, is likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

    (c) there shall have occurred any change, condition, event or development that constitutes a Material Adverse Effect (as such term is defined in the Merger Agreement);

    (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market, (ii) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, currency exchange markets, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of Purchaser, might affect the extension of credit by banks or other lending institutions, or (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States;

    (e) the Company or any of its subsidiaries, joint ventures or partners or other affiliates shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than as aforesaid), (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under Option prior to the date of the Merger Agreement, in accordance with the terms of such Options as such terms have been publicly disclosed prior to the date of the Merger Agreement), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons, (ix) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or (x) amended or authorized or proposed any amendment to the Company's articles of incorporation or bylaws;

    (f) any required approval, permit, authorization or consent of any governmental authority or agency shall not have been obtained on terms reasonably satisfactory to Purchaser;

    (g) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct unless the effect of all such failures to be true or correct does not constitute a Material Adverse Effect (as such term is defined in the Merger Agreement);

    (h) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement unless the effect of all such failures does not constitute a Material Adverse Effect (as such term is defined in the Merger Agreement);

    (i) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or (ii) the Board or any committee thereof shall have resolved to take the foregoing action; or

    (j) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in Purchaser's discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

12. CERTAIN REGULATORY AND LEGAL MATTERS.

    Except as described below, based upon its examination of publicly available information with respect to the Company, Purchaser is not aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer and the Merger. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "The Tender Offer--Section 11. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the businesses of the Company or Purchaser or that certain parts of the businesses of the Company or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See "The Tender Offer--Section 11. Conditions of the Offer."

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of California and operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United

States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Purchaser has not attempted to comply with any state takeover statutes other than the CGCL in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See "The Tender Offer--Section 11. Certain Conditions of the Offer."

    DISSENTERS' RIGHTS. No appraisal rights are available in connection with Shares purchased in the Offer. If the Merger is consummated, however, shareholders of the Company may have certain rights under Chapter 13 of the CGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the Surviving Corporation and a dissenting shareholder agree that his or her Shares are Dissenting Shares and agree upon the fair market value of the Shares, then the dissenting shareholder is entitled to receive a cash payment equal to the agreed fair market value of the Shares and interest thereon at the legal rate on judgments from the date of such agreement. If, however, the Surviving Corporation denies that Shares are Dissenting Shares, or the Surviving Corporation and a dissenting shareholder fail to agree upon the fair market value of his or her Shares, then the dissenting shareholder may seek to have the applicable California superior court determine whether his or her Shares are Dissenting Shares or the fair market value of such Shares. If the status of such Shares as Dissenting Shares is in issue, the superior court shall determine that issue first, and if the fair market value of the Dissenting Shares is in issue, the superior court shall determine, or appoint one or more impartial appraisers to determine, the fair market value of such Shares. The fair market value shall be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a result of the transactions contemplated by the Merger Agreement. The value so determined could be more or less than the price per share to be paid in the Merger. See "Special Factors--Section 7. Dissenters' Rights" and Schedule IV to this Offer to Purchase.

    FOREIGN LAWS. According to publicly available information, the Company also owns property and conducts businesses in a number of other jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of Shares pursuant to the Offer or the Proposed Merger.

    GOING PRIVATE TRANSACTIONS. The Offer constitutes a "going private" transaction under Rule 13e-3 of the Exchange Act. Consequently, Purchaser and the Gupta Family have filed with the Commission the Schedule 13E-3, together with exhibits, in addition to filing with the Commission a Schedule 14D-1. Pursuant to Rule 13d-3, this Offer to Purchase contains information relating to, among other matters, the fairness of the Offer to the Company's shareholders.

    LEGAL PROCEEDINGS. Since the public announcement of the Merger Agreement on September 3, 1999, three purported class actions have been filed in the Superior Court of Santa Clara County, California. The complaints allege that the Company's directors breached their fiduciary duties by failing to maximize the value of the Shares, that the value of the Shares is materially greater than the Offer Price and, in one action, that the director defendants failed to disclose material non-public information concerning the Company's financial condition and prospects. Each complaint seeks certification of a plaintiff class, declaratory and injunctive relief preventing the Offer and the Merger, unspecified compensatory damages, and attorneys' fees and costs. Purchaser, the defendant members of the Gupta Family, the Company and the members of the Special Committee believe that the actions are without merit, and intend to defend them vigorously. The three class actions are: EDWARD ABOFF ET AL. V. RICHARD C. ALBERDING ET AL., filed on September 3, 1999; WILLIAM LEVY ET AL. V. DIGITAL LINK CORPORATION ET AL., filed on September 7, 1999; and ANDREW CURTIS WRIGHT ET AL. V. DIGITAL LINK CORPORATION ET AL., filed on September 7, 1999.

    Except as set forth elsewhere in this Offer to Purchase, neither Purchaser nor the Gupta Family is aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, Purchaser could decline to accept for payment or pay for any Shares tendered in the Offer. See "The Tender Offer--Section 11. Certain Conditions of the Offer."

13. FEES AND EXPENSES.

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Purchaser has retained MacKenzie Partners, Inc. as the Information Agent and the Harris Trust Company of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid a reasonable and customary fee for its services. and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    Expenses estimated to be incurred by Purchaser in connection with the Offer are as follows:

Financial Advisor fees and expenses...............................  $ 100,000
Depositary........................................................  $  15,000
Information Agent.................................................  $  15,000
Legal Fees........................................................  $ 350,000
Printing, mailing and distribution expenses.......................  $ 170,000
Commission filing fee.............................................  $   6,500
Miscellaneous fees and expenses...................................  $ 200,000
                                                                    ---------
    Total.........................................................  $ 856,500
                                                                    ---------
                                                                    ---------

14. MISCELLANEOUS.

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of Regulation 14D under the Exchange Act, Purchaser and the Gupta Family have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer--Section 6. Certain Information Concerning the Company," except that they will not be available at the regional offices of the Commission.

                                          DLZ CORP.

                                          NARENDRA AND VINITA GUPTA LIVING TRUST

                                          GUPTA CHILDREN'S TRUST AGREEMENT

                                          THE NAREN AND VINITA GUPTA FOUNDATION

                                          VINITA GUPTA

                                          NARENDRA K. GUPTA

September 10, 1999

                                   SCHEDULE I

              FAIRNESS OPINION OF SUTTER SECURITIES, INCORPORATED

                    [SUTTER SECURITIES INCORPORATED LETTERHEAD]

                                                               September 3, 1999

Ms. Vinita Gupta
Chief Executive Officer
DLZ Corp.
P.O. Box 620154
Woodside California 94062-0154

Dear Ms. Gupta:

    We understand that DLZ Corp. ("DLZ"), a recently formed corporation which is controlled by Ms. Vinita Gupta, intends to enter into a Transaction (as defined below), pursuant to which it will acquire all of the shares of Digital Link Corporation ("Digital Link") not owned by DLZ or Ms. Gupta. Ms. Gupta is the Chairperson of the Board, Chief Executive Officer and President of Digital Link.

    The terms of the Transaction are set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 3, 1999, by and between Digital Link and DLZ. The Transaction contemplated by the Merger Agreement consists of (i) a tender offer (the "Tender Offer") for all shares of Digital Link's common stock not owned by DLZ for $10.30 per share in cash (the "Consideration"), to be followed, if the Tender Offer results in DLZ being the beneficial owner of that number of shares which, together with the shares then beneficially owned by DLZ, would constitute not less than 90% of the shares outstanding (the "Minimum Condition"), by (ii) a short-form merger of DLZ with and into Digital Link in which each share not owned by DLZ or Ms. Gupta will be converted into the right to receive the Consideration. In the event the Minimum Condition is not satisfied, the Merger Agreement provides that the Tender Offer will be terminated with no acceptance of or payment for shares, and DLZ will dispose of that number of shares which is necessary to reduce the beneficial ownership of shares by DLZ and Ms. Gupta to below 50% of the outstanding shares. Such disposition will be followed as soon as practical by a long-form merger of DLZ with and into Digital Link in which each share not owned by DLZ or Ms. Gupta will be converted into the right to the Consideration. The Transaction is defined as (i) the Tender Offer and the short-form merger taken together, if the Minimum Condition is satisfied and (ii) the long-form merger, if the Minimum Condition is not satisfied.

    You have provided us with the Merger Agreement in substantially final form and with a draft of the offer to purchase to be sent to shareholders and related documents (the "Draft Tender Documents").

    You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of Digital Link (other than DLZ and Ms. Gupta).

    In the course of our analyses for rendering this opinion we have:

    1.  reviewed the Merger Agreement and Draft Tender Documents;

    2. reviewed Digital Link's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1999;

    3. reviewed certain operating and financial information, including projections, provided to us by management relating to Digital Link's business and prospects;

    4. met with certain members of Digital Link's senior management to discuss its operations, historical financial statements, competitive position and future prospects;

    5. reviewed the historical market prices and trading volume of the common shares of Digital Link;

    6. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Digital Link; and

    7. conducted such other studies, analyses, inquires and investigations as we deemed appropriate

    In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Digital Link. With respect to Digital Link's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgement of the management of Digital Link as to its expected future performance. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of Digital Link that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Digital Link. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as the date hereof.

    Based on the foregoing, it is our opinion that the Transaction, including the Consideration, is fair, from a financial point of view, to the shareholders of Digital Link (other than DLZ and Ms. Gupta).

    It is understood that this opinion can be furnished to the Board of Directors of Digital Link to satisfy the requirements of Section 1203 of the General Corporation Law of the State of California and may be included in its entirety in any filing made by Digital Link, DLZ or Ms. Gupta with the Securities and Exchange Commission or the California Department of Corporations. We will receive a fee for this opinion from DLZ.

                                          Very truly yours,
                                          SUTTER SECURITIES INCORPORATED

                                          By: /s/ G.E. MATTHEWS
                                          --------------------------------------
                                             SENIOR MANAGING DIRECTOR

                                  SCHEDULE II

       INFORMATION CONCERNING THE SOLE DIRECTOR AND EXECUTIVE OFFICER OF
               PURCHASER AND CERTAIN MEMBERS OF THE GUPTA FAMILY

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment and material occupations, positions, offices or employments and business addresses thereof for the past five years of the sole director and executive officer of Purchaser. The business address of Vinita Gupta and Narendra Gupta is P.O. Box 620154, Woodside, California 94062-0154. Such director and executive officer is a citizen of the United States of America.

                                                   PRESENT                            FIVE YEAR
                      POSITIONS WITH              PRINCIPAL                          EMPLOYMENT
NAME                    PURCHASER                 OCCUPATION                           HISTORY
---------------  ------------------------  ------------------------  -------------------------------------------
Vinita Gupta     Director, President,      Chairman of the Board,    Chairman of the Board of the Company since
                   Treasurer and             Chief Executive           May 1985, Chief Executive Officer of the
                   Secretary                 Officer and President     Company from May 1985 to September 1996
                                             of the Company            and from January 1999 to present, and
                                                                       President of the Company from May 1985 to
                                                                       March 1995, from October 1995 to
                                                                       September 1996 and from January 1999 to
                                                                       present. From March 1998 to January 1999,
                                                                       Ms. Gupta was interim Chief Executive
                                                                       Officer and President of the Company.
Narendra Gupta   n/a                       Chairman of the Board,    Director of the Company since 1985, founder
                                             Integrated Systems,       and Chairman of the Board of Directors of
                                             Inc. and Director of      Integrated Systems, Inc.
                                             the Company

                                  SCHEDULE III

           INTERESTS OF PURCHASER AND THE GUPTA FAMILY IN THE COMPANY

INTERESTS OF PURCHASER AND THE GUPTA FAMILY IN THE COMPANY(1)

                                           NUMBER OF SHARES                                         POWER TO DISPOSE(3)
                                             BENEFICIALLY      PERCENTAGE     POWER TO VOTE(3)
                                                 OWNED          OF CLASS      SOLE       SHARED      SOLE       SHARED
                                           -----------------  ------------     ---     ----------     ---     ----------
Vinita Gupta(2)..........................       4,076,355           50.9%         -0-   4,076,355        -0-   4,076,355
Narendra Gupta(2)........................       4,076,355           50.9%         -0-   4,076,355        -0-   4,076,355

------------------------

(1) The relative equity interests of the Gupta Investors in the Company following consummation of the Offer and the Merger would be identical to their interests in Purchaser after the contribution of their Shares to Purchaser.

(2) Represents 3,109,187 shares of Common Stock held of record by Vinita Gupta and Narendra K. Gupta, as trustees for the Narendra and Vinita Gupta Living Trust, 862,500 shares held of record by Vinita Gupta and Narendra K. Gupta, together with a third party, as trustees for their minor children, an aggregate of 63,000 Shares held of record by Mrs. Gupta as custodian for each of her two minor children (31,500 on behalf of each child) and 20,000 Shares held of record by The Naren and Vinita Gupta Foundation with respect to which Vinita Gupta and Narendra Gupta are trustees and share voting power. Narendra Gupta holds options to purchase 30,000 Shares, 21,668 of which are exerciseable as of the date hereof or will become exercisable within 60 days after the date hereof, which he received in his capacity as a director of the Company. Vinita Gupta holds Options to purchase 100,000 Shares, none of which is exercisable or will become exercisable prior to the Expiration Date, which she received in her capacity as President and Chief Executive Officer of the Company. Vinita Gupta and Narendra Gupta each disclaim beneficial ownership of the 862,500 Shares held in the trust for their minor children and the 63,000 Shares held of record by Vinita as custodian for her two minor children. All of these Shares are subject to Subscription Agreements.

(3) Vinita Gupta and Narendra Gupta share power to vote and dispose of all 4,076,355 Shares beneficially owned by the Gupta Family. With respect to the 862,500 Shares held of record by Vinita Gupta and Narendra K. Gupta, together with a third party, as trustees for the Gupta's minor children, voting and dispositive power is shared with such third trustee, Kalyan Dutta. Mr. Dutta is a citizen of the United States of America. Mr. Dutta's business address is c/o Lockheed Martin Corporation, Advanced Technology Center, 3251 Hanover Street, Palo Alto, California 94304. Mr. Dutta has been an engineer with Lockheed Martin Corporation for the past five years.

TRANSACTIONS IN SHARES BY PURCHASER OR MEMBERS OF THE GUPTA FAMILY SINCE JANUARY
  1, 1997

    On January 13, 1999, the Company granted to Vinita Gupta options to purchase 100,000 shares of Common Stock at an exercise price of $5.50 per share. Such options vest as follows: 33% on the first anniversary of the date of grant and approximately 2.8% on each monthly anniversary of the date of grant thereafter. Ms. Gupta received these options in her capacity as President and Chief Executive Officer of the Company.

    On December 31, 1998, Vinita Gupta and Narendra Gupta, as trustees of the Gupta Children's Trust Agreement, gifted 4,500 shares of Common Stock held by the trust to each of their minor children.

    On March 9, 1998, Vinita Gupta transferred 2,857,387 Shares to the Narendra and Vinita Gupta Living Trust, dated December 2, 1994.

    On October 13, 1997, the Company granted to Narendra Gupta options to purchase 5,000 Shares at an exercise price of $25.75 per share. On October 12, 1998, the Company granted to Narendra Gupta options to purchase 5,000 Shares at an exercise price of $3.56 per share. Such options vest 2.08% on each monthly anniversary of the date of grant. Mr. Gupta received these options in his capacity as a director of the Company.

                                     III-1

                                  SCHEDULE IV
                             CHAPTER 13 OF THE CGCL

    Set forth below is Chapter 13 of the California General Corporation Law regarding dissenters rights, which rights will only be available in connection with the Merger.

                         CHAPTER 13. DISSENTERS' RIGHTS

SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
  PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in... subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND
  FOR PURCHASE; TIME; CONTENTS.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice

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of the approval of the reorganization by its outstanding shares (Section 152)
within 10 days after the date of such approval accompanied by a copy of Sections
1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
  SECURITIES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303 PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
  VALUE; FILING; TIME OF PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments form the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

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SECTION 1304 ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
  MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES;
  APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the hares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT;
  JUDGMENT; PAYMENT; APPEAL; COSTS

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301, and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306 PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS;

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together

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with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS ON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
  DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholders may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to the submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
  LITIGATION OR SHAREHOLDERS' APPROVAL

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
  MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or

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rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

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    Facsimile copies (with manual signatures) of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the
Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

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
                  BY MAIL:                            BY HAND/OVERNIGHT DELIVERY:

            WALL STREET STATION                              RECEIVE WINDOW
               P.O. BOX 1023                               WALL STREET PLAZA
       NEW YORK, NEW YORK 10268-1023                   88 PINE STREET, 19TH FLOOR
                                                        NEW YORK, NEW YORK 10005

                          BY FACSIMILE TRANSMISSIONS:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)
                                 (212) 701-7636
                        FOR INFORMATION (CALL COLLECT):
                                 (212) 701-7624

    Any questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Information Agent at its respective address and telephone number listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010
                 Banks and Brokers Call Collect: (212) 929-5500
                   All Others Call Toll Free: (800) 322-2885